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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 20, 2000


                      ADVANCED TECHNOLOGY INDUSTRIES, INC.
               (Exact name of registrant as specified in charter)

DELAWARE                            0-23761                      33-0751685
(State or other jurisdiction      (Commission                  (IRS Employer
of incorporation)                 file number)               Identification No.)


Taubenstrasse 20, D-10117, Berlin, Germany                          10117
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(Address of principal executive offices)                         (Zip code)

Registrant's telephone number, including area code:   011 49 30 201 7780
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                        Kurchatov Research Holdings, Ltd.
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          (Former name or former address, if changed since last report)

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Item 2.  Acquisition or Disposition of Assets

         During 1996, Advanced Technology Industries, Inc. (hereinafter "we" or "us") entered into an agreement with Eurotech, Ltd. ("Eurotech") which entitled us to receive 50% of the net profits (after deducting development costs and related expenses) of a technology owned by Eurotech called the EKOR Compound. Eurotech is a former affiliate of ours by virtue of common principal shareholders, officers, and directors. The EKOR Compound is a patented silicon geo-polymer developed for possible containment of ecologically hazardous radioactive materials. In addition, pursuant to two separate oral agreements, Eurotech granted us the right to (i) manufacture EKOR Compound and (ii) develop and manufacture the equipment by which the EKOR Compound is applied. We funded the development of two generations of EKOR Compound mixing and application equipment.

         By agreement dated July 7, 1999, we agreed to acquire a 50% interest in the re-sealable container systems and Tetra Pak container technologies ("container technologies"). The remaining 50% interest was already owned by us. We agreed to pay an aggregate purchase price of $500,000 for the 50% interest of which $150,000 was paid upon execution of the agreement. In addition, we granted Eurotech a 6% royalty from revenues generated from the sale or licensing of the container technologies. Eurotech had acquired its interest in the container technologies in 1997 from ERBC Holdings, Ltd. a company in which one of our principal shareholders is a substantial beneficial owner.

         By agreement dated November 30, 1999, we transferred to Eurotech all of our rights in the EKOR Compound including the right to manufacture the EKOR Compound and develop and manufacture the equipment by which the EKOR Compound is applied. In consideration for this transfer, we received 2,000,000 restricted shares of the common stock of Eurotech. Under the agreement we have both piggy-back and demand registration rights, with the demand registration costs to be paid by us. We also received a right to receive 2% of the gross revenues derived by Eurotech from the sale, service, and licensing of the EKOR Compound and Eurotech assumed approximately $1,200,000 of our debt (which included all debt and interest incurred by us under the $750,000 8% Convertible Debentures issued by us in 1999). Eurotech also agreed to extend the due date of the remaining amount owed to them for the purchase of the container technologies to September 30, 2000 and to release its 6% royalty interest in the container technologies. Lastly, Eurotech agreed to release 6,975,000 shares of our common stock which it had acquired from CIS Development Corp. which was one of our founders.

         This Current Report reports a transaction entered into on June 20, 2000 between us and Eurotech whereby Eurotech agreed to (i) immediately purchase 500,000 shares of the restricted, unregistered Eurotech common stock owned by us for $1,350,000 (ii) register the remaining 1,500,000 shares on or before August 20, 2000 or purchase an additional 500,000 shares of the Eurotech stock at the then current market price (iii) register the remaining 1,000,000 shares by September 20, 2000 or purchase said shares at the then current market price, and
(iv) pay for all registration expenses. In addition, we agreed to immediately pay the remaining balance of $350,000 for the acquisition of the 50% interest in the container technologies.

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         We retain our 2% interest in the gross revenues derived by Eurotech from the EKOR Compound.

         For a complete description of the terms of transactions described above, reference is made to the Letter Agreement with Eurotech dated June 20, 2000 Concerning the Repurchase of Stock which is attached as an exhibit to this Current Report on Form 8-K and the Agreement with Eurotech, Ltd. for Purchase of Stock and Relating to Silicon (EKOR) Compound entered into as of November 30, 1999 filed as an exhibit to Amendment No. 1 to Form 8-K filed by us on May 15, 2000.

         The Eurotech shares are sold over the counter and the closing price on June 20, 2000 was $4.03125 per share. However, the shares owned by us are restricted and unregistered and we believe that the purchase price of $1,350,000 for 500,000 of said shares ($2.70 per share constituting approximately 67% of current market price) payable immediately was a fair price for the shares. We also avoided the delay in obtaining registration of these shares and the market risk associated therewith as well as the risk and expense of selling a large block of shares in the open market which could adversely effect the market price.

         In addition, the agreement of Eurotech to register the remaining shares at its expense or purchase them at the then current market price is advantageous to us.

         Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

         (c) Exhibits.

               10.5 Agreement with Eurotech, Ltd. for Purchase of Stock and
             Relating to Silicon (EKOR) Compound entered into as of November 30, 1999. (1).

               10.8 Letter Agreement with Eurotech dated June 20, 2000
             Concerning Eurotech Repurchase of Stock.

(1) Filed as the same numbered Exhibit to registrant's Amendment No. 1 to Form 8-K filed May 15, 2000.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: July 3, 2000               ADVANCED TECHNOLOGY INDUSTRIES, INC.

                                 By: /s/ Hans-Joaquim Strobanek
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                                     Hans-Joaquim Strobanek, President and Chief
                                     Executive Officer